EXHIBIT 16

April 17, 2015

Securities and Exchange Commission
Washington, District of Columbia 20549

Ladies and Gentlemen:

We were previously principal accountants for Unico American Corporation and, under the date of March 30, 2015, we reported on the consolidated financial statements of Unico American Corporation as of and for the years ended December 31, 2014 and 2013. On April 17, 2015, we declined to stand for reelection. We have read Unico American Corporation’s statements included under Item 4.01 of its Form 8-K dated April 20, 2015, and we agree with such statements.

Very truly yours,

/s/KPMG LLP